UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2022

SERITAGE GROWTH PROPERTIES

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-37420	38-3976287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Fifth Avenue, Suite 1530
New York, New York		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 355-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares of beneficial interest, par value $0.01 per share	SRG	New York Stock Exchange
7.00% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share	SRG-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Description of 2022 Retention Bonuses; Compensation Program Changes

In light of the recent actions taken by the Board of Trustees to commence a process to review a broad range of strategic alternatives, on March 9, 2022, the Compensation Committee of the Board of Trustees (the “Compensation Committee”) approved certain modifications to the Company’s existing performance-based compensation programs to reflect the Company’s current focus on this strategic process and approved retention incentives to employees whose efforts will be critical to the execution of the strategic review process in the coming months.

The modifications approved by the Compensation Committee to the Company’s performance-based compensation programs impact all Company employees who are eligible to participate in these programs, including Andrea Olshan, the Company’s Chief Executive Officer, Mr. Fernand, the Company’s Chief Legal Officer, and Mr. Dinenberg, the Company’s Chief Operating Officer, in the same way.

These actions include: (i) amending the Company’s 2021 annual equity award program, pursuant to which grants are scheduled to be made in 2022 to be comprised entirely of time-based restricted stock units (rather than a mix of time-based and performance-based restricted stock units), which will vest ratably over a period of 3 years, subject to acceleration provisions in the event of certain termination of employment events; (ii) amending the Company’s annual cash bonus program to provide that annual cash bonuses for the 2022 performance year will be paid to employees who are eligible to receive a bonus in an amount equal to each individual’s target annual cash bonus incentive; and (iii) amending the Company’s 2022 and future annual equity award programs to provide for awards that would be scheduled to be granted in 2023 and subsequent years to be comprised of cash awards, in lieu of any further equity awards, with the cash awards to be in an amount equal to the eligible individual’s annual target equity award value and, unless otherwise determined by the Compensation Committee at the time of grant, subject to the vesting conditions applicable to the 2021 annual equity award program above.

The Compensation Committee granted a retention bonus to Mr. Fernand and Mr. Dinenberg in respect of a retention period of twenty-four months and granted certain other senior management members and other employees retention bonuses in respect of a period ranging from six to eighteen months. All of the retention bonuses include terms and conditions similar as those described below in respect of Mr. Fernand and Mr. Dinenberg, with adjustments applied to the terms to take into account the length of the retention period, as appropriate. Under their respective retention awards, Mr. Fernand and Mr. Dinenberg will be entitled to receive an annual retention bonus amount equal to $796,875, and $750,000, respectively, for each of the two years during a 24-month retention period, subject to the recipient’s continued employment through a series of vesting dates. The retention bonus attributable to the first 12-month period during the retention period will vest and become payable as follows: (i) 25% of the annual retention bonus amount payable four months following the date of grant, (ii) 25% of the annual retention bonus amount payable eight months following the date of grant, and (iii) 50% of the annual retention bonus amount payable 12 months following the date of grant (each payment date, a “Payment Date”). A similar Payment Date schedule will be applied to the second 12 months of the retention period. In the event that, prior to a Payment Date, (i) the recipient’s employment is terminated by the Company without Cause (as defined in the recipient’s employment offer letter (the “Offer Letter”)), or (ii) the recipient resigns for Good Reason (as defined in the recipient’s Offer Letter, if applicable), in addition to any severance payments and benefits to which the recipient may be entitled under the recipient’s Offer Letter or Company policy, the recipient will be entitled to receive, subject to the recipient’s execution of a general release of claims against the Company, the unpaid portion of the total 24-month retention bonus amount, plus the total amount of the recipient’s base salary, annual target cash and annual target equity bonus amounts that would have been payable during the remaining portion of the 24-month retention period (and not already paid in the normal course). If the recipient’s employment is terminated for any reason other than those described above, the recipient will forfeit all rights to receive any remaining unpaid portion of the total Retention Bonus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Matthew Fernand
Chief Legal Officer

Date: March 15, 2022